Exhibit 99.1

Stock Yards Bancorp Reports Strong Fourth Quarter Earnings of $16.6 Million or $0.73 Per Diluted Share

Record Year-To-Date Results, Both Including and Excluding Non-recurring Items

LOUISVILLE, Ky.--(BUSINESS WIRE)--January 29, 2020--Stock Yards Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville, Indianapolis and Cincinnati metropolitan markets, today reported results for both the fourth quarter and year ended December 31, 2019.

Total revenue, comprised of net interest income and non-interest income, increased 11% to $45.9 million for the fourth quarter of 2019 from $41.5 million for the fourth quarter of 2018. Net income for the fourth quarter of 2019 rose 14% to $16.6 million or $0.73 per diluted share from $14.7 million or $0.64 per diluted share for the fourth quarter of 2018.

Record year-to-date net income of $66.1 million, which increased $10.6 million or 19%, reflected record loan production, completion of a successful bank acquisition, record wealth management and trust (WM&T) income, continued strong credit metrics and solid organic growth. In addition, 2019 net income was impacted favorably by approximately $3.6 million in non-recurring items, most notably state income tax benefits offset by acquisition deal costs.

				Twelve Months Ended December 31,
(dollar amounts in thousands, except per share data)	4Q19	3Q19	4Q18	2019	2018
Net interest income	$32,720	$32,070	$29,912	$125,221	$114,416
Provision for loan and lease losses	-	400	-	1,000	2,705
Non-interest income	13,161	13,304	11,576	49,790	45,346
Non-interest expenses	26,291	23,957	24,565	98,351	89,509
Income before income tax expense	19,590	21,017	16,923	75,660	67,548
Income tax expense	2,941	3,783	2,265	9,593	12,031
Net income	$16,649	$17,234	$14,658	$66,067	$55,517
Net income per share, diluted	$0.73	$0.76	$0.64	$2.89	$2.42
Net interest margin	3.70%	3.86%	3.84%	3.81%	3.83%
Efficiency ratio	57.24%	52.73%	59.12%	56.13%	55.92%
Tangible common equity to tangible assets(1)	10.55%	10.83%	11.05%	10.55%	11.05%
Annualized return on average equity	16.48%	17.41%	16.23%	17.09%	16.00%
Annualized return on average assets	1.78%	1.95%	1.78%	1.90%	1.76%

Key factors affecting the Company’s results for the fourth quarter of 2019 included:

  Average loans increased $289 million year over year, contributing to the 9% increase in net interest income on a comparable quarter basis.
  Total loans increased 12% and legacy (excluding the King Southern Bank (“KSB”) acquisition) loans increased 6% year over year, as record loan production was partially muted by elevated payoffs.
  Continued strong growth in non-interest income, with WM&T income increasing 9%, as assets under management grew to a record $3.3 billion, led by both record net new business generation and strong market returns. Card income and treasury management fees, bolstered by increased volume and usage, also continued to stand out as diversifying non-interest revenue streams, representing a combined 26% of total non-interest income.
  Sustained strong credit quality metrics and minimal charge-offs resulted in no provision for loan and lease losses in the fourth quarter.

“Stock Yards Bancorp had a great fourth quarter and year, with strong growth in net income, record loan production and solid deposit growth,” said Chief Executive Officer James A. (Ja) Hillebrand. “Our loan portfolio increased $297 million or 12% in 2019, with solid contribution from all three of our markets and credit quality metrics remained strong relative to our peers. Prudent interest rate management drove a $2.8 million or 9% increase in net interest income compared with the fourth quarter of 2018 and a $10.8 million or 9% increase compared with the full year 2018. We ended the year with a robust loan pipeline, positioning us for continued strength in loan production heading into 2020.

“Non-interest income increased 14% and 10% for the fourth quarter and full year of 2019 and continues to demonstrate stable and diversified revenue streams. The WM&T group continued to be a leading source of fee income, representing 46% of total non-interest income for 2019, and ending at record levels. Debit and credit card income and treasury management fees combined grew 13% to account for 26% of fourth quarter 2019 total non-interest income. We are also pleased to note the on-going contribution of mortgage banking income, which grew a healthy 83% in the fourth quarter. These diverse revenue sources remain key to the long-term stability of our growth and demonstrate our sound business model.

“We are pleased with the Company’s growth during 2019. These achievements reaffirm the road map we have in place to increase our business across our markets and also reflect the hard work everyone at Stock Yards Bank & Trust puts forth in building long-term customer relationships. While the competitive landscape is intense, we remain optimistic based on our loan pipeline and core deposit growth. We continue to deliver market share gains and are excited about the opportunities in the markets we serve to continue the Company’s legacy of growth and performance.”

In closing, Hillebrand said, “The outstanding results for 2019 reflect the solid execution of our strategic plan to grow in our markets of Louisville, Cincinnati and Indianapolis, while completing a successful acquisition and expanding our dedicated team of professionals. Our continued growth, profitability, credit quality and capital strength demonstrate our ability to continue to deliver value to our shareholders, and we remain confident in our Company’s progress as we move forward into the new decade.”

Fourth Quarter 2019 Compared with Fourth Quarter 2018

Net interest income – the Company’s largest source of revenue – increased approximately $2.8 million or 9% to $32.7 million. Legacy net interest income increased $1.5 million or 5%.

  Total interest income rose $2.8 million or 8% to $37.8 million driven by an increase in interest income on loans consistent with growth in the portfolio, as well as an increase in loan fees. Excluding the KSB contribution, interest income on loans exceeded the prior year by $892 thousand or 3%.
  Interest expense remained flat at $5.1 million despite $617 thousand in additional interest expense related to KSB.
  Net interest margin decreased 14 basis points to 3.70% from 3.84%, primarily due to a higher than normal level of excess balance sheet liquidity at year end 2019, which was partially offset by elevated loan fees. The excess liquidity is expected to decline during the first half of 2020 and will cause net interest margin to rise from fourth quarter 2019, as deposit balances are expected to return to more normalized levels. As the Federal Reserve Bank (FRB) lowered rates for the third time in 2019, the Company followed suit by lowering stated rates on most types of interest-bearing deposit and certificates of deposit account types, partially offsetting the decline in loan rates. Continued lowering of short term rates by the FRB and yield-curve inversion could place pressure on net interest margin, as future rate drops will likely not be fully offset through further deposit rate declines.

Non-interest income increased $1.6 million or 14% to $13.2 million.

  WM&T income increased $492 thousand or 9% due to increased new business generation, continued strong market performance and growth in corporate retirement plans.
  Mortgage banking revenue increased $444 thousand or 83% primarily as a result of the continued decline in long-term rates.
  Debit and credit card income once again demonstrated double digit growth, accounting for approximately 16% of total non-interest income during the quarter.
  Non-recurring life insurance proceeds boosted Bank Owned Life Insurance (BOLI) income for the fourth quarter of the prior year.
  Other non-interest income increased $614 thousand, in large part due to interest rate swap fees. Opportunities to earn swap fee income are sporadic due to the specialized nature of these types of transactions.

Non-interest expenses increased $1.7 million or 7% to $26.3 million.

  Approximately $500 thousand of the increase related to recurring KSB expenses, concentrated in compensation, employee benefits, net occupancy and capital and deposit based taxes.
  Compensation expense for the fourth quarter of 2019 increased $1.6 million or 14% compared with the prior-year quarter. Additional bonus expense was recorded consistent with record operating results in addition to an overall increase in headcount, highlighted by the Company’s efforts to add loan production talent to support strategic growth initiatives.
  Marketing and business development expense rose $459 thousand or 51%, as the Company increased its contribution to the Bank’s foundation, established to support various community initiatives, due to outstanding 2019 results.
  Net occupancy and equipment expenses increased $274 thousand or 13% due to additional depreciation expense and routine operating expenses associated with 2019 branch expansion.
  The Company recognized $837 thousand in amortization of investments in tax credit partnerships compared to $1.1 million for the same period in the prior year. The expense levels related to these investments can fluctuate materially from period to period based on the timing of project completion and allocation of tax credits.
  Other non-interest expenses reflect the second consecutive quarter of no FDIC insurance expense, as the target FDIC Reserve Ratio was reached during the period and credits were issued to qualifying institutions.

December 31, 2019 Compared with December 31, 2018

Total loans increased $297 million or 12% to $2.8 billion.

  Excluding the KSB acquisition, the loan portfolio grew by 6%, bolstered by record annual loan production, overcoming significant levels of payoffs.
  With elevated levels of excess liquidity at year end due to strong deposit growth, excess funds were invested in federal funds sold and interest bearing due from banks and short term securities available for sale, accounting for the increases over the prior year.

Total deposits increased $340 million or 12% to $3.1 billion.

  Total legacy deposits increased $249 million or 9% due to higher deposit levels consistent with the seasonal increase in public funds and growth in balances with both existing and new customers.
  Core deposits, which exclude brokered deposits and time deposits greater than $250 thousand, represented 96% of total deposits.

Asset quality, which has trended within a narrow range over the past several years, remained sound. While the Company is pleased with this performance, management recognizes the cyclical nature of the economy and believes asset quality metrics will normalize over the long term, which will eventually result in higher provisioning for loan and lease losses.

  Non-performing loans (NPLs) were $12 million or 0.42% of total loans outstanding versus $3 million or 0.13% of total loans outstanding a year ago. The increase was due to one large relationship placed on non-accrual status. The relationship has been evaluated for potential loss and the Company believes its estimated reserve is adequate at year end.
  Non-performing assets (NPAs), which include NPLs along with other real estate owned, totaled $13 million or 0.34% of total assets versus $4 million or 0.13% of total assets at December 31, 2018. The allowance for loan and lease losses relative to total end-of-period loans was 0.94%, down six basis points from the same period of 2018.

The Company remained “well capitalized” – the highest regulatory capital rating for financial institutions.

  Total equity to assets was 10.91% and the tangible common equity ratio was 10.55%,(1) at December 31, 2019, compared to 11.10% and 11.05%,(1) at December 31, 2018, with the fluctuation associated with record earnings slightly offset by the KSB acquisition and regular dividend payments to shareholders.
  Even with its strong capital position, the Company continues to consistently achieve industry-leading returns on equity due to its superior earnings performance.
  The Company continues to pursue and consider strategies to enhance stockholder value, including a substantial and sustained dividend payout ratio. In November 2019, the Company's Board of Directors increased the Company’s quarterly cash dividend by $0.01 or 4% to $0.27 per common share. With the November increase, Stock Yards Bancorp has raised its quarterly dividend rate 12 times since 2013, including two increases during 2019 and each of the previous five years, resulting in a cumulative increase of 93% over that time.
  In 2019, the Company repurchased approximately 259 thousand shares of its stock at a weighted average cost of $35.46 per share. Approximately 741 thousand shares remain available for repurchase under the current buy-back plan.

Fourth Quarter 2019 Compared to Third Quarter 2019

Net interest income increased during the quarter to $32.7 million, despite a declining net interest margin and significant interest rate movement throughout the year. An increase in loan prepayment fees and average balance sheet growth offset the negative trends.

Non-interest income decreased slightly to $13.2 million.

  Increases in mortgage banking, treasury management fees and WM&T income were offset by a decrease in both BOLI and other income, which returned to more normalized levels in the fourth quarter.
  BOLI and other income were significantly impacted by death proceeds during the third quarter of 2019.
  Other non-interest income reflected swap fees of $374 thousand and $304 thousand during the third and fourth quarters, respectively, and a one-time gain of $212 thousand on the sale of Visa Class B stock was realized during the third quarter of 2019.

Non-interest expenses increased 10% to $26.3 million.

  Compensation expense for the fourth quarter of 2019 increased $1.1 million primarily due to an increase in bonus expenses tied to record Company operating results.
  Employee benefits expense declined 11%, consistent with the decrease in self-insured medical claims.
  An additional $420 thousand in community support expenses were recorded during the fourth quarter of 2019.

The Company’s effective tax rate decreased to 15.0% for the fourth quarter of 2019 from 18.0% for the third quarter of 2019 primarily due to tax credits received for investments in federal historic rehabilitation tax credit projects.

December 31, 2019 Compared to September 30, 2019

Total loans decreased $12 million due to expected loan payoffs despite strong loan production for the quarter.

Total deposits increased $188 million or 6%.

  Despite expected seasonal increases, interest bearing demand, money market and non-interest bearing deposit balances showed solid growth on the linked quarter basis.

Asset quality remained at historically strong levels.

  The allowance for loan and lease losses relative to total end-of-period loans was flat at 0.94% for both periods.

About the Company

Louisville, Kentucky-based Stock Yards Bancorp, Inc., with $3.7 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company’s common shares trade on the NASDAQ Global Select Market under the symbol SYBT.

This report contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company’s management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which the Company and its subsidiary operates; competition for the Company’s customers from other providers of financial services; government legislation and regulation, which change and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company’s customers; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company. See Risk Factors outlined in the Company’s Form 10-K for the year ended December 31, 2018.

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Fourth Quarter 2019 Earnings Release
(In thousands unless otherwise noted)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Income Statement Data	2019	2018	2019	2018

Net interest income, fully tax equivalent (2)	$32,772	$29,972	$125,445	$114,723
Interest income:
Loans and leases	$34,357	$31,591	$134,342	$118,467
Federal funds sold and interest bearing due from banks	804	503	2,933	1,307
Mortgage loans held for sale	61	45	182	166
Securities	2,573	2,865	10,308	9,833
Total interest income	37,795	35,004	147,765	129,773
Interest expense:
Deposits	4,526	4,718	20,560	13,441
Securities sold under agreements to repurchase and other short-term borrowings	63	142	318	992
Federal Home Loan Bank (FHLB) advances and other long-term debt	486	232	1,666	924
Total interest expense	5,075	5,092	22,544	15,357
Net interest income	32,720	29,912	125,221	114,416
Provision for loan and lease losses	-	-	1,000	2,705
Net interest income after provision for loan and lease losses	32,720	29,912	124,221	111,711
Non-interest income:
Wealth management and trust services	5,804	5,312	22,643	21,536
Deposit service charges	1,486	1,419	5,513	5,759
Debit and credit card income	2,109	1,813	8,123	6,769
Treasury management fees	1,369	1,260	4,992	4,571
Mortgage banking income	978	534	3,090	2,568
Net investment product sales commissions and fees	378	432	1,498	1,677
Bank owned life insurance	182	565	1,031	1,129
Other	855	241	2,900	1,337
Total non-interest income	13,161	11,576	49,790	45,346
Non-interest expenses:
Compensation	13,473	11,824	50,319	46,104
Employee benefits	2,580	2,452	11,038	10,098
Net occupancy and equipment	2,384	2,110	8,417	7,653
Technology and communication	1,636	1,659	7,098	6,569
Debit and credit card processing	613	595	2,493	2,328
Marketing and business development	1,367	908	3,627	3,099
Postage, printing, and supplies	434	397	1,652	1,558
Legal and professional	433	1,116	3,014	2,614
Amortization of investments in tax credit partnerships	837	1,179	1,078	1,237
Capital and deposit based taxes	1,006	873	3,870	3,325
Other	1,528	1,452	5,745	4,924
Total non-interest expenses	26,291	24,565	98,351	89,509
Income before income tax expense	19,590	16,923	75,660	67,548
Income tax expense	2,941	2,265	9,593	12,031
Net income	$16,649	$14,658	$66,067	$55,517

Net income per share - Basic	$0.74	$0.65	$2.92	$2.45
Net income per share - Diluted	0.73	0.64	2.89	2.42
Cash dividend declared per share	0.27	0.25	1.04	0.96

Weighted average shares - Basic	22,493	22,638	22,598	22,619
Weighted average shares - Diluted	22,760	22,907	22,865	22,944

			December 31,
Balance Sheet Data			2019	2018

Loans and leases			$2,845,016	$2,548,171
Allowance for loan and lease losses			26,791	25,534
Total assets			3,724,197	3,302,924
Non-interest bearing deposits			810,475	711,023
Interest bearing deposits			2,323,463	2,083,333
FHLB advances			79,953	48,177
Stockholders' equity			406,297	366,500
Total shares outstanding			22,604	22,749
Book value per share (1)			$17.97	$16.11
Tangible common equity per share (1)			17.32	16.03
Market value per share			41.06	32.80

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Fourth Quarter 2019 Earnings Release

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Average Balance Sheet Data	2019	2018	2019	2018

Federal funds sold and interest bearing due from banks	$187,865	$86,725	$136,514	$67,083
Mortgage loans held for sale	5,889	2,140	3,836	2,549
Securities available for sale	476,360	468,856	436,511	415,069
FHLB stock	11,317	10,370	10,858	9,348
Loans and leases	2,828,142	2,539,750	2,702,626	2,519,936
Total earning assets	3,509,573	3,096,931	3,290,345	2,998,526
Total assets	3,709,250	3,260,322	3,480,998	3,159,726
Interest bearing deposits	2,284,195	2,012,489	2,143,993	1,907,070
Total deposits	3,108,640	2,738,678	2,909,096	2,610,524
Securities sold under agreement to repurchase other short-term borrowings	49,881	67,731	49,737	107,873
FHLB advances and other long-term borrowings	80,457	48,287	71,677	48,766
Total interest bearing liabilities	2,414,533	2,128,507	2,265,407	2,063,709
Total stockholders' equity	400,870	358,293	386,563	347,041

Performance Ratios
Annualized return on average assets	1.78%	1.78%	1.90%	1.76%
Annualized return on average equity	16.48%	16.23%	17.09%	16.00%
Net interest margin, fully tax equivalent	3.70%	3.84%	3.81%	3.83%
Non-interest income to total revenue, fully tax equivalent	28.65%	27.86%	28.41%	28.33%
Efficiency ratio, fully tax equivalent (3)	57.24%	59.12%	56.13%	55.92%

Capital Ratios
Total stockholders' equity to total assets (1)			10.91%	11.10%
Tangible common equity to tangible assets (1)			10.55%	11.05%
Average stockholders' equity to average assets	10.81%	10.99%	11.10%	10.98%
Total risk-based capital			12.85%	13.91%
Common equity tier 1 risk-based capital			12.02%	13.00%
Tier 1 risk-based capital			12.02%	13.00%
Leverage			10.60%	11.33%

Loans by Type
Commercial and industrial			$870,511	$833,524
Construction and land development			260,182	255,142
Real estate mortgage - commercial investment			736,618	588,610
Real estate mortgage - owner occupied commercial			473,783	426,373
Real estate mortgage - 1-4 family residential			334,358	276,017
Home equity - first lien			48,620	49,500
Home equity - junior lien			73,477	70,947
Consumer			47,467	48,058
Total loans and leases			$2,845,016	$2,548,171

Asset Quality Data
Non-accrual loans			$11,494	$2,611
Troubled debt restructurings			34	42
Loans past due 90 days or more and still accruing			535	745
Total non-performing loans			12,063	3,398
Other real estate owned			493	1,018
Total non-performing assets			$12,556	$4,416
Non-performing loans to total loans			0.42%	0.13%
Non-performing assets to total assets			0.34%	0.13%
Allowance for loan and lease losses to total loans			0.94%	1.00%
Allowance for loan and lease losses to average loans			0.99%	1.01%
Allowance for loan and lease losses to non-performing loans			222%	751%
Net charge-offs (recoveries)	$86	$(312)	$(257)	$2,056
Net charge-offs (recoveries) to average loans (4)	0.00%	-0.01%	-0.01%	0.08%

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Fourth Quarter 2019 Earnings Release

	Quarterly Comparison
Income Statement Data	12/31/19	9/30/19	6/30/19	3/31/19	12/31/18

Net interest income, fully tax equivalent (2)	$32,772	$32,131	$30,829	$29,713	$29,972
Net interest income	$32,720	$32,070	$30,774	$29,657	$29,912
Provision for loan and lease losses	-	400	-	600	-
Net interest income after provision for loan and lease losses	32,720	31,670	30,774	29,057	29,912
Non-interest income:
Wealth management and trust services	5,804	5,738	5,662	5,439	5,312
Deposit service charges	1,486	1,444	1,336	1,247	1,419
Debit and credit card income	2,109	2,102	2,168	1,744	1,813
Treasury management fees	1,369	1,264	1,202	1,157	1,260
Mortgage banking income	978	834	796	482	534
Net investment product sales commissions and fees	378	400	364	356	432
Bank owned life insurance	182	487	184	178	565
Other	855	1,035	551	459	241
Total non-interest income	13,161	13,304	12,263	11,062	11,576
Non-interest expenses:
Compensation	13,473	12,330	12,715	11,801	11,824
Employee benefits	2,580	2,908	2,908	2,642	2,452
Net occupancy and equipment	2,384	2,199	1,976	1,858	2,110
Technology and communication	1,636	1,841	1,848	1,773	1,660
Debit and credit card processing	613	662	631	587	594
Marketing and business development	1,367	732	903	625	908
Postage, printing, and supplies	434	402	410	406	397
Legal and professional	433	524	1,523	534	1,116
Amortization of investments in tax credit partnerships	837	137	52	52	1,179
Capital and deposit based taxes	1,006	993	967	904	873
Other	1,528	1,229	1,531	1,457	1,452
Total non-interest expenses	26,291	23,957	25,464	22,639	24,565
Income before income tax expense	19,590	21,017	17,573	17,480	16,923
Income tax expense	2,941	3,783	1,030	1,839	2,265
Net income	$16,649	$17,234	$16,543	$15,641	$14,658

Net income per share - Basic	$0.74	$0.76	$0.73	$0.69	$0.65
Net income per share - Diluted	0.73	0.76	0.72	0.68	0.64
Cash dividend declared per share	0.27	0.26	0.26	0.25	0.25

Weighted average shares - Basic	22,493	22,550	22,689	22,661	22,638
Weighted average shares - Diluted	22,760	22,810	22,949	22,946	22,907

	Quarterly Comparison
Balance Sheet Data	12/31/19	9/30/19	6/30/19	3/31/19	12/31/18

Cash and due from banks	$46,863	$68,107	$51,264	$44,014	$51,892
Federal funds sold and interest bearing due from banks	202,861	68,107	64,775	67,326	147,047
Mortgage loans held for sale	8,748	6,329	3,922	2,981	1,675
Securities available for sale	470,738	375,601	423,579	507,131	436,995
FHLB stock	11,316	11,316	11,316	9,779	10,370
Loans and leases	2,845,016	2,856,664	2,763,880	2,525,709	2,548,171
Allowance for loan and lease losses	26,791	26,877	26,416	26,464	25,534
Total assets	3,724,197	3,533,926	3,463,823	3,281,016	3,302,924
Non-interest bearing deposits	810,475	795,793	777,652	698,783	711,023
Interest bearing deposits	2,323,463	2,150,520	2,105,801	2,053,757	2,083,333
Securities sold under agreements to repurchase	31,985	33,172	33,809	34,633	36,094
Federal funds purchased	10,887	9,957	12,012	12,218	10,247
FHLB advances	79,953	81,985	84,279	47,853	48,177
Stockholders' equity	406,297	396,111	389,365	377,994	366,500
Total shares outstanding	22,604	22,597	22,721	22,823	22,749
Book value per share (1)	$17.97	$17.53	$17.14	$16.56	$16.11
Tangible common equity per share (1)	17.32	16.87	16.46	16.49	16.03
Market value per share	41.06	36.69	36.15	33.81	32.80

Capital Ratios
Total stockholders' equity to total assets (1)	10.91%	11.21%	11.24%	11.52%	11.10%
Tangible common equity to tangible assets (1)	10.55%	10.83%	10.85%	11.47%	11.05%
Average stockholders' equity to average assets	10.81%	11.22%	11.10%	11.34%	10.99%
Total risk-based capital	12.85%	12.53%	12.67%	14.04%	13.91%
Common equity tier 1 risk-based capital	12.02%	11.69%	11.82%	13.11%	13.00%
Tier 1 risk-based capital	12.02%	11.69%	11.82%	13.11%	13.00%
Leverage	10.60%	10.90%	10.91%	11.57%	11.33%

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Fourth Quarter 2019 Earnings Release

	Quarterly Comparison
Average Balance Sheet Data	12/31/19	9/30/19	6/30/19	3/31/19	12/31/18

Federal funds sold and interest bearing due from banks	$187,865	$98,569	$137,130	$122,189	$86,725
Mortgage loans held for sale	5,889	3,887	3,794	1,727	2,140
Securities available for sale	476,360	396,686	435,391	437,619	468,856
Loans and leases	2,828,142	2,800,445	2,668,058	2,538,940	2,539,750
Total earning assets	3,509,573	3,310,904	3,244,941	3,100,352	3,096,931
Total assets	3,709,250	3,502,267	3,436,175	3,271,257	3,260,322
Interest bearing deposits	2,284,195	2,127,769	2,112,768	2,048,830	2,012,489
Total deposits	3,108,640	2,912,631	2,867,360	2,743,701	2,738,678
Securities sold under agreement to repurchase and other short-term borrowings	49,881	48,376	51,743	48,956	67,731
FHLB advances	80,457	83,386	74,420	47,962	48,287
Total interest bearing liabilities	2,414,533	2,259,531	2,238,931	2,145,748	2,128,507
Total stockholders' equity	400,870	392,840	381,270	371,070	358,293

Performance Ratios
Annualized return on average assets	1.78%	1.95%	1.93%	1.94%	1.78%
Annualized return on average equity	16.48%	17.41%	17.40%	17.09%	16.23%
Net interest margin, fully tax equivalent	3.70%	3.86%	3.81%	3.89%	3.84%
Non-interest income to total revenue, fully tax equivalent	28.65%	29.28%	28.46%	27.13%	27.86%
Efficiency ratio, fully tax equivalent (3)	57.24%	52.73%	59.09%	55.52%	59.12%

Loans by Type
Commercial and industrial	$870,511	$876,127	$860,085	$827,747	$833,524
Construction and land development	260,182	283,465	257,801	244,548	255,142
Real estate mortgage - commercial investment	736,618	727,531	696,421	586,648	588,610
Real estate mortgage - owner occupied commercial	473,783	470,678	452,719	428,163	426,373
Real estate mortgage - 1-4 family residential	334,358	331,747	338,957	277,847	276,017
Home equity - first lien	48,620	51,015	46,012	48,656	49,500
Home equity - junior lien	73,477	72,533	67,948	66,837	70,947
Consumer	47,467	43,568	43,937	45,263	48,058
Total loans and leases	$2,845,016	$2,856,664	$2,763,880	$2,525,709	$2,548,171

Asset Quality Data
Non-accrual loans	$11,494	$2,722	$3,030	$3,273	$2,611
Troubled debt restructurings	34	35	37	39	42
Loans past due 90 days or more and still accruing	535	487	861	454	745
Total non-performing loans	12,063	3,244	3,928	3,766	3,398
Other real estate owned	493	563	563	878	1,018
Total non-performing assets	$12,556	$3,807	$4,491	$4,644	$4,416
Non-performing loans to total loans	0.42%	0.11%	0.14%	0.15%	0.13%
Non-performing assets to total assets	0.34%	0.11%	0.13%	0.14%	0.13%
Allowance for loan and lease losses to total loans	0.94%	0.94%	0.96%	1.05%	1.00%
Allowance for loan and lease losses to average loans	0.95%	0.96%	0.99%	1.04%	1.01%
Allowance for loan and lease losses to non-performing loans	222%	829%	673%	703%	751%
Net charge-offs (recoveries)	$86	$(61)	$48	$(330)	$(312)
Net charge-offs (recoveries) to average loans (4)	0.00%	0.00%	0.00%	-0.01%	-0.01%

Other Information
Total assets under management (in millions)	$3,320	$3,116	$3,068	$2,970	$2,765
Full-time equivalent employees	615	622	615	596	591

(1) - The following table provides a reconciliation of total stockholders’ equity in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) to tangible stockholders’ equity, a non-GAAP disclosure. Bancorp provides the tangible book value per share, a non-GAAP measure, in addition to those defined by banking regulators, because of its widespread use by investors as a means to evaluate capital adequacy:
	Quarterly Comparison
(In thousands, except per share data)	12/31/19	9/30/19	6/30/19	3/31/19	12/31/18

Total stockholders' equity - GAAP (a)	$406,297	$396,111	$389,365	$377,994	$366,500
Less: Goodwill	(12,513)	(12,593)	(12,826)	(682)	(682)
Less: Core deposit intangible	(2,285)	(2,373)	(2,461)	(1,015)	(1,057)
Tangible common equity - Non-GAAP (c)	$391,499	$381,145	$374,078	$376,297	$364,761

Total assets - GAAP (b)	$3,724,197	$3,533,926	$3,463,823	$3,281,016	$3,302,924
Less: Goodwill	(12,513)	(12,593)	(12,826)	(682)	(682)
Less: Core deposit intangible	(2,285)	(2,373)	(2,461)	(1,015)	(1,057)
Tangible assets - Non-GAAP (d)	$3,709,399	$3,518,960	$3,448,536	$3,279,319	$3,301,185

Total stockholders' equity to total assets - GAAP (a/b)	10.91%	11.21%	11.24%	11.52%	11.10%
Tangible common equity to tangible assets - Non-GAAP (c/d)	10.55%	10.83%	10.85%	11.47%	11.05%

Total shares outstanding (e)	22,604	22,597	22,721	22,823	22,749

Book value per share - GAAP (a/e)	$17.97	$17.53	$17.14	$16.56	$16.11
Tangible common equity per share - Non-GAAP (c/e)	17.32	16.87	16.46	16.49	16.03

(2) - Interest income on a fully tax equivalent basis includes the additional amount of interest income that would have been earned if investments in certain tax-exempt interest earning assets had been made in assets subject to federal, state and local taxes yielding the same after-tax income.

(3) - The efficiency ratio, a non-GAAP measure, equals total non-interest expenses divided by the sum of fully tax equivalent net interest income and non-interest income. The ratio excludes net gains (losses) on sales, calls, and impairment of investment securities, if applicable. In addition to the efficiency ratio normally presented, Bancorp considers an adjusted efficiency ratio. Bancorp believes this ratio is important because of it provides a comparable ratio after eliminating the fluctuation in non-interest expenses related to amortization of investments in tax credit partnerships. The following table reconciles the efficiency ratio calculation to the adjusted efficiency ratio calculation.

	Quarterly Comparison
(Dollars in thousands)	12/31/19	9/30/19	6/30/19	3/31/19	12/31/18

Total non-interest expenses (a)	$26,291	$23,957	$25,464	$22,639	$24,565
Less: Amortization of investments in tax credit partnerships	(837)	(137)	(52)	(52)	(1,179)
Total adjusted non-interest expenses (c)	$25,454	$23,820	$25,412	$22,587	$23,386

Total net interest income, fully tax equivalent	$32,772	$32,131	$30,829	$29,713	$29,972
Total non-interest income	13,161	13,304	12,263	11,062	11,576
Less: Gain/loss on sale of securities	-	-	-	-	-
Total revenue (b)	$45,933	$45,435	$43,092	$40,775	$41,548

Efficiency ratio (a) / (b)	57.24%	52.73%	59.09%	55.52%	59.12%
Adjusted Efficiency ratio (c) / (b)	55.42%	52.43%	58.97%	55.39%	56.29%

(4) - Quarterly net charge-offs (recoveries) to average loans ratios are not annualized.

Contacts

T. Clay Stinnett
Executive Vice President,
Treasurer and Chief Financial Officer
(502) 625-0890